Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	GolinHarris
Susan Brophy
sbrophy@golinharris.com
312-729-4359

NEW LONG-TERM DATA ON QNEXA® SHOW SIGNIFICANT AND SUSTAINED WEIGHT LOSS OF GREATER THAN 10% OVER TWO YEARS

MOUNTAIN VIEW, Calif., Sept. 21, 2010 — VIVUS, Inc. (NASDAQ: VVUS) today announced positive top-line results from a two-year study of QNEXA® (phentermine/topiramate) Controlled Release Capsules, an investigational therapy for treatment of obesity, a condition that affects approximately one-third of adult Americans.

The findings come from the SEQUEL study (OB-305), a 52-week extension study for a subset of patients who completed the previously reported 56-week CONQUER study. The total study period was 108 weeks. SEQUEL included 675 obese or overweight patients, all of whom had two or more weight related co-morbidities, and an average baseline BMI of 36.1.

Patients in the study taking the top dose of QNEXA achieved and maintained average weight loss through two years of 11.4% of their initial body weight, or 26 pounds (ITT-LOCF). Consistent with the first year experience, QNEXA therapy was well tolerated, with no new or unexpected adverse events. The most common side effects seen were constipation, tingling, dry mouth, altered taste and insomnia.

Weight loss with QNEXA in SEQUEL was associated with statistically significant improvements in weight-related co-morbidities such as hypertension, dyslipidemia and diabetes. Among patients without diabetes at baseline, the incidence of new onset of type 2 diabetes was reduced by 54% and 76% (mid- and top-dose, respectively) as compared to placebo.

SEQUEL was a double-blind, placebo-controlled, three-arm, prospective study. Patients continued receiving the same treatment they had been randomized to in the CONQUER study in a blinded fashion: either once-a-day treatment with top-dose QNEXA (n=295), mid-dose QNEXA (n=153), or placebo (n=227). Throughout the 108-week treatment period, all patients

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

were advised to follow a simple lifestyle modification program including reduction of food intake by 500 calories per day.

Specific SEQUEL findings include the following primary endpoints:

•                  Patients taking top- and mid-dose QNEXA® achieved and maintained weight loss over two years of 11.4% and 10.4% of their initial body weight, respectively, as compared to placebo-treated patients with 2.5% weight loss (ITT-LOCF, p<0.0001).

•                  A majority of all patients taking QNEXA exceeded 10% weight loss, the goal established by the National Institutes of Health (NIH) to decrease the severity of obesity-associated risk factors.

•                  The percentage of patients achieving categorical weight loss of at least 5%, 10% and 15% on both QNEXA doses was statistically significant compared to placebo:

Categorical Weight Loss (ITT-LOCF)	5%		10%		15%
Top-dose	79	%*	54	%*	32	%*
Mid-dose	75	%*	50	%*	24	%*
Placebo	30%		12%		7%

*p<0.0001 vs placebo

Average weight loss over two years of therapy with QNEXA from the SEQUEL study is depicted in the following graph:

Treatment-emergent serious adverse event rates in SEQUEL were low (top-dose = 4.1%; mid-dose = 2.6%) and similar to placebo (4.0%), with no drug-related serious adverse events reported.

The completion rate in SEQUEL was approximately 83% for both QNEXA® doses and 86% for the placebo group. Discontinuations due to adverse events were 3.9% and 4.1% for the mid- and top-dose, respectively; and 2.6% for the placebo group; with no single adverse event leading to discontinuation in more than 1% of patients.

Additionally, SEQUEL data confirms previous safety findings, with no evidence of suicidality and no reports of suicidal attempts or behavior. Depression assessments, as measured by the PHQ-9 clinical depression scale, improved from baseline for all treatment groups.

The incidence of targeted medical events for sleep disorders, depression, anxiety, cardiac disorders and cognitive disorders in SEQUEL was lower than observed during the one-year CONQUER study.

Similar to previously presented data, effects of QNEXA in SEQUEL on heart rate were small and seen in conjunction with improvements in blood pressure from baseline. There were no clinically relevant decreases of serum bicarbonate in QNEXA-treated patients compared to placebo in year two of SEQUEL.

Across the entire QNEXA development program (4,323 patients), including the two-year data in SEQUEL, serious cardiovascular and neurovascular adverse event rates in patients taking QNEXA were similar to placebo with a relative risk of 0.59 (95% CI: 0.33-1.06). No teratogenic effects were observed across the entire development program in patients taking QNEXA.

“These two-year data provide further reassurance that QNEXA may fill a significant medical need for this at-risk, co-morbid population struggling to lose weight and keep it off,” said Leland Wilson, chief executive officer of VIVUS. “We look forward to presenting and publishing additional data from SEQUEL, including secondary efficacy endpoints for decreasing co-morbidity risks, in the future.”

About QNEXA Controlled Release Capsules

QNEXA [kyoo-nek-suh] is an investigational drug being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which together decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

VIVUS submitted a New Drug Application (NDA) to FDA in December 2009 seeking approval of QNEXA for the treatment of obesity, including weight loss and maintenance of weight loss, in patients who are obese or overweight with co-morbidities such as hypertension, type 2 diabetes, dyslipidemia or central adiposity. An action date has been set for October 28, 2010.

About Obesity

Approximately one-third of American adults (more than 72 million people) are obese, and many more are overweight with co-morbidities. Obesity is a chronic condition defined by having excess body fat. Obesity significantly increases the risk of developing many different diseases and health conditions, including type 2 diabetes, hypertension, metabolic syndrome, cardiovascular disease, some cancers and osteoarthritis. According to a report in The Lancet in 2009, morbid obesity shortens life expectancy by approximately 10 years, and moderate obesity shortens it by approximately 3 years.

In August of this year, the Centers for Disease Control and Prevention (CDC) called attention to the “major public health problem” of obesity by issuing a national report citing the lack of progress against goals established 10 years ago by the federal government. The CDC reported that all 50 states failed to meet the “Healthy People 2010” goal of lowering the obesity rate to 15%, and some states actually reported a significant increase in obesity rates.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and an NDA has been filed and accepted by the FDA, with an action date of October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS is in phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.

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